Exhibit 99.1

Former JPMorgan Chase Chief Information Officer Austin Adams
Joins First Niagara’s Board of Directors

BUFFALO, N.Y., July 1, 2014 - The Board of Directors of First Niagara Financial Group, Inc. (NASDAQ:FNFG) announced that Austin A. Adams was appointed to serve as a director of the company and First Niagara Bank, N.A.

A 35-year veteran of the banking industry, Adams led technology and operations for three of the nation’s largest banks: JPMorgan Chase & Co., Bank One Corporation and First Union Corporation. Since retiring from JPMorgan Chase in 2006, Adams has continued to advise financial services companies on information technology platforms, while serving as an independent director on a number of corporate boards.

“Austin’s distinguished record as an independent director and bank technology leader makes him an exceptional addition to our board,” said First Niagara Chairman Nathaniel D. Woodson. “We look forward to his contributions to First Niagara, as the company makes strategic investments designed to deliver sustained value to shareholders in the years ahead.”

With Adams’ addition, First Niagara’s Board has 10 independent directors.

“First Niagara is in the early days of executing a forward-looking strategic investment plan, designed to enhance long-term shareholder value by using technology as an enabler to drive increased revenues, operate more efficiently, continue to prudently manage risk, and to further improve the customer experience across the company’s multiple delivery channels,” Adams said. “It’s a tremendous opportunity for me to be a part of what First Niagara is undertaking to become a top financial performer among its peers.”

“Austin was one of the first bankers to see that infrastructure, technology and data can be leveraged to improve the customer experience and differentiate a financial institution from its competition,” said First Niagara President and Chief Executive Officer, Gary M. Crosby. “I’ve had the opportunity to tap into Austin’s knowledge and experience in the past, so he’s been a tremendous resource for me, already, and I’m very pleased that First Niagara will continue to benefit from his counsel by joining us on the board.”

Adams began his financial services career in 1973 at Northwestern Financial Corporation. In 1985, he moved to First Union Corporation, where he earned a national reputation as one of the industry’s top chief information officers. In 2001, he joined Bank One Corporation as Executive Vice President and Chief Information Officer, reporting directly to its Chairman and CEO. He became Corporate Chief Information Officer and Executive Vice President at JP Morgan Chase upon completion of its acquisition of Bank One in 2004, reporting to Chairman, President and CEO, Jamie Dimon.

Since his retirement from JPMorgan Chase in 2006, he has served as an independent director for Spectra Energy Corporation, Dun & Bradstreet Corporation, CommunityOne Bancorp, and Commscope, Inc.

Adams earned his M.B.A. and B.A. from Appalachian State University.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 410 branches, $38 billion in assets, $28 billion in deposits, and approximately 5,800 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780
david.lanzillo@fnfg.com

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